Community Bank Shares of Indiana, Inc. reports 2nd quarter net income available to common shareholders of $1.9 million, or $0.57 per diluted common share

New Albany, Ind. (August 14, 2013) – Community Bank Shares of Indiana, Inc. reported second quarter net income available to common shareholders of $1.9 million and earnings per diluted common share of $0.57, an increase of 12.05% and 11.76% from the same periods in 2012, respectively. Net income available to common shareholders for the first half of 2013 was $3.6 million, an 8.53% increase from $3.3 million in 2012.

James Rickard, President and Chief Executive Officer, commented, “We are excited to be entering the Lexington market through our acquisition of First Federal Bank. Lexington has a strong economic base which should provide the foundation for us to grow our footprint in the region. Long term, we believe this expansion will further enhance our earnings and increase shareholder value but currently we are focused on integrating our new branches and welcoming our new employees and customers to Your Community Bank. The addition of our Lexington branches added more than $60 million in loans to our portfolio which helped to bolster our net interest margin for the second quarter.”

“Our earnings for the quarter continue the strong earnings trend we have had over the past 3 years. Our margin improved both for the quarter and year-to-date, while the gain we recorded on the Lexington acquisition offset increases in operating expenses associated with our due diligence and integration and higher provision for loan losses. Our continued focus is to control non-interest expenses while improving our margin through smart, profitable growth in our loan portfolio.”

The following points summarize significant financial information for the second quarter of 2013:

•	Net income available to common shareholders was $1.9 million.

•	Tangible book value per common share of $16.10 as of June 30, 2013.

•	Net interest margin, on a tax equivalent basis, of 4.23%, an increase from 4.09% for the same period in 2012 while net interest income also increased to $7.8 million from $7.3 million.

•	Provision for loan losses was $2.5 million, an increase of $1.5 million from the same quarter in 2012. Of the total provision for the quarter, $2.0 million was due to the downgrade of one commercial development relationship.

•	The Company recorded a bargain purchase gain of $1.9 million from its FDIC assisted acquisition of First Federal Bank in Lexington, Kentucky on April 19, 2013. As a result of the transaction, the Company’s subsidiary, Your Community Bank, acquired assets of $93.6 million including loans of $63.6 million. The Company also assumed deposits of $87.0 million and FHLB advances of $4.4 million. More information about the First Federal acquisition can be found in the Company’s 8-K/A filed on July 3, 2013 with the U.S. Securities and Exchange Commission.

•	Non-interest expense increased to $6.7 million, or 12.28%, from $6.0 million in 2012.

The following points summarize significant financial information for the six months ended June 30, 2013:

•	Net income available to common shareholders was $3.6 million, or $1.06 per diluted common share compared to $3.3 million and $0.99 for 2012.

•	Net interest margin, on a tax equivalent basis, of 4.14%, an increase from 4.09% for 2012 while net interest income also increased to $14.9 million from $14.6 million.

•	Provision for loan losses of $2.7 million, an increase of $267,000 compared to 2012. The provision for the first six months of 2013 was due to the same reason described in the quarterly results discussion.

•	Non-interest expenses increased 7.91% in 2013 to $12.8 million.

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	June 30,		March 31,
	2013	2012	2013
	(In thousands, except per share data)
Interest income	$8,375	$8,370	$7,724
Interest expense	539	1,103	638
Net interest income	7,836	7,267	7,086
Provision for loan losses	2,470	944	247
Non-interest income	3,969	1,979	1,424
Non-interest expense	6,711	5,977	6,086
Income before income taxes	2,624	2,325	2,177
Income tax expense	420	371	270
Net income	$2,204	$1,954	$1,907
Preferred stock dividends	(288)	(244)	(221)
Net income available to common shareholders	$1,916	$1,710	$1,686
Basic earnings per common share	$0.57	$0.51	$0.50
Diluted earnings per common share	$0.57	$0.51	$0.50

	Six Months Ended
	June 30,
	2013	2012
	(In thousands, except per share data)
Interest income	$16,099	$16,793
Interest expense	1,177	2,209
Net interest income	14,922	14,584
Provision for loan losses	2,717	2,450
Non-interest income	5,393	4,287
Non-interest expense	12,797	11,859
Income before income taxes	4,801	4,562
Income tax expense	690	773
Net income	$4,111	$3,789
Preferred stock dividends	(509)	(470)
Net income available to common shareholders	$3,602	$3,319
Basic earnings per common share	$1.06	$0.99
Diluted earnings per common share	$1.06	$0.99

Credit quality metrics are as follows (in thousands):

	As of
	June 30, 2013	March 31, 2013	June 30, 2012

Loans on non-accrual status	$12,972	$15,160	$15,547
Loans past due 90 days or more and still accruing	-	-	-
Foreclosed and repossessed assets	9,560	6,242	5,371
Total non-performing assets	$22,532	$21,402	$20,918

Non-performing assets to total assets	2.69%	2.64%	2.53%
Allowance for Loan Losses to Total Loans	1.76	1.63	2.23

The Company’s unaudited condensed consolidated balance sheets are as follows:

	June 30, 2013	December 31, 2012
	(In thousands)
ASSETS
Cash and due from financial institutions	$12,479	$19,039
Interest-bearing deposits in other financial institutions	24,187	32,305
Securities available for sale	199,523	251,205
Loans held for sale	488	1,225
Loans, net of allowance for loan losses of $9,722 and $8,762	541,249	456,827
Federal Home Loan Bank and Federal Reserve stock	5,990	5,998
Accrued interest receivable	3,160	3,014
Premises and equipment, net	13,682	14,094
Cash surrender value of life insurance	21,047	20,709
Other intangible assets	1,174	638
Foreclosed and repossessed assets	9,560	6,345
Other assets	5,832	8,101
Total Assets	$838,371	$819,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$180,069	$169,411
Interest-bearing	494,255	455,256
Total deposits	674,324	624,667
Other borrowings	38,162	45,500
Federal Home Loan Bank advances	20,000	40,000
Subordinated debentures	17,000	17,000
Accrued interest payable	97	177
Other liabilities	5,046	5,714
Total liabilities	754,629	733,058

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	83,742	86,442
Total Liabilities and Stockholders’ Equity	$838,371	$819,500

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company. In 1995 the company went public under the NASDAQ symbol CBIN. Today, Community Bank Shares of Indiana, Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank. The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service. To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2012 Form 10-K and subsequent 10-Q filed with the Securities and Exchange Commission.

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CONTACT:

Paul Chrisco
CFO

Community Bank Shares of Indiana, Inc.

812-981-7375